Exhibit 99.1

Contact:

Primo Water Corporation

Mark Castaneda, Chief Financial Officer

(336) 331-4000

ICR Inc.

Katie Turner

(646) 277-1228

Primo Water Announces Third Quarter Financial Results

Sales and Profit Exceed Guidance with Record Results

Raises Full Year Outlook for Fiscal 2017

WINSTON-SALEM, N.C., November 7, 2017 -- Primo Water Corporation (Nasdaq: PRMW) today reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Business Highlights:

●	Sales more than doubled to a record $82.2 million, above guidance

●	Refill sales increased approximately seven-fold to $51.3 million

●	Exchange sales increased 8.6% to $20.4 million

●	Dispenser sales increased 12.4% to $10.5 million

●	Net income more than doubled to $4.9 million, a record $0.14 per diluted share

●	Adjusted net income from continuing operations increased to $0.19 per diluted share

●	Adjusted EBITDA increased 169% to a record $18.0 million, above guidance

●	Record sell-thru of dispenser units of 169,000

(All comparisons above are with respect to the third quarter ended September 30, 2016)

“We are very pleased with our record sales and profitability, as well as continued strong consumer demand of our dispensers through the third quarter. These results reflect our entire organization’s strong execution, particularly in the regions impacted by the hurricanes where we benefited from being a trusted water and dispenser solution for consumers,” commented Matt Sheehan, Primo Water's Chief Executive Officer and President. “Our financial results demonstrate the strength of our recurring revenue and leverage model and our team’s ability to deliver on our core strategies. Lastly, we continue to have confidence in our business and believe we are well positioned for long-term growth.”

Third Quarter Results

Total sales more than doubled to $82.2 million from $35.5 million in the prior year quarter, with growth in all three reporting segments – Refill, Exchange and Dispensers. Results were positively impacted by recent hurricane activity in Texas and Florida and the timing of Dispenser shipments. Refill net sales increased to $51.3 million from $7.4 million in the prior year quarter, primarily due to the inclusion of sales from Glacier, which was acquired in December 2016. Exchange net sales increased 8.6% to $20.4 million from $18.8 million in the prior year quarter, driven by a 6.2% increase in U.S. same-store unit sales. We have experienced positive same-store unit growth in every quarter since becoming a public company in November 2010. Dispenser segment net sales increased 12.4% to $10.5 million from $9.3 million in the prior year quarter, due in part to the timing of shipments as well as strong sell-thru, which was 169,000 units in the third quarter.

Gross margin percentage was 30.3%, compared to 31.2% in the prior year quarter. The change in gross margin percentage is primarily due to the Glacier acquisition. Selling, general and administrative expenses were $7.9 million compared to $4.9 million in the prior year quarter, primarily the result of the Glacier acquisition. As a percentage of net sales, SG&A decreased to 9.7% from 13.8% in the prior year quarter.

U.S. GAAP net income was $4.9 million, or $0.14 per diluted share compared to $2.5 million, or $0.08 per diluted share in the prior year quarter. Adjusted net income from continuing operations was $6.4 million or $0.19 per diluted share compared to $3.8 million, or $0.13 per diluted share, in the prior year quarter.

Adjusted EBITDA nearly tripled to $18.0 million from $6.7 million in the prior year quarter, driven by the increase in net sales and continued leverage of SG&A expenses.

Fourth Quarter and Full Year 2017 Outlook

We are raising guidance for the full year of 2017 and now expects sales in the range of $284.5 million to $288.5 million, an increase from prior guidance of $283.5 million to $287.5 million. The Company now expects Adjusted EBITDA in the range of $54.5 million to $55.8 million compared to prior guidance of $54.0 million to $55.5 million.

Chief Financial Officer Succession

As part of a structured succession, we announced today the retirement of our Chief Financial Officer, Mark Castaneda, effective January 2018. At that time David J. Mills, Vice President of Finance and Treasurer, will succeed Mr. Castaneda as CFO.

Mr. Castaneda joined Primo as CFO in 2008, and has been instrumental in Primo’s growth, including our initial public offering and the acquisition of Glacier Water. Mr. Mills joined Primo in 2009 as our Controller and was promoted to Vice President of Finance and Treasurer in 2011.

“Mark is a great leader and played a critical role in our company, our culture and our progress. Mark has led many major initiatives over the years that have positioned Primo for the future. We are excited to celebrate Mark’s well-deserved retirement, while we are also very excited about David’s leadership. We thank Mark for his decade of service to Primo as well as his continuing contributions as we work to complete the transition. Mark and David have partnered together closely for the last several years, and this announcement is another great example of our strong succession process,” said Mr. Sheehan.

Mr. Mills has over 25 years’ in finance and brings tremendous experience to the CFO role. Prior to joining Primo, Mr. Mills held the positions of Treasurer and Controller for InterAct Public Safety Systems, a private software company, and Director of Accounting and Financial Reporting at Krispy Kreme Doughnut Corporation. Mr. Mills began his career in public accounting at Ernst & Young, where he last served as an Audit Senior Manager.

“David has been a key part of our management team and has proven his ability to lead. We are confident in his proven leadership, intelligence and passion as we continue to focus and invest in growing our business,” Mr. Sheehan said.

We also announced today that Michael L. Cauthen will be promoted to Vice President of Finance, effective January 2018, reporting to Mr. Mills. Mr. Cauthen, who has been with Primo since 2011, previously served as our Senior Director of Finance and Controller.

“Michael has been a shining star for Primo for a long time. Michael has demonstrated that he is a strong business partner and he has earned this promotion,” Mr. Sheehan said. “It’s fun to watch stars perform in an organization and it’s rewarding to see two talented leaders in David and Michael take on expanded roles and I am confident they will thrive in their new responsibilities.”

Conference Call and Webcast

We will host a conference call to discuss these matters at 4:30 p.m. ET today, November 7, 2017. Participants from Primo Water will be Matt Sheehan, President and Chief Executive Officer, and Mark Castaneda, Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Primo Water's website at www.primowater.com, and will be archived online through November 22, 2017. In addition, for the live broadcast listeners may dial (866) 712-2329 in North America, and international listeners may dial (253) 237-1244.

About Primo Water Corporation

Primo Water Corporation (Nasdaq: PRMW) is North America’s leading single source provider of multi-gallon purified bottled water, self-service refill water and water dispensers sold through major retailers throughout the United States and Canada. For more information and to learn more about Primo Water, please visit our website at www.primowater.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. These statements include the Company’s financial guidance and those related to the Company’s growth and integration plans and its realization of acquisition related synergies. These statements can otherwise be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," “seek,” "should," "would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated herein. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, adverse changes in the Company's relationships with its independent bottlers, distributors and suppliers, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of and demand for the Company's products and services, the entry of a competitor with greater resources into the marketplace, competition and other business conditions in the water and water dispenser industries in general, the Company’s experiencing product liability, product recall or higher than anticipated rates of sales returns associated with product quality or safety issues, the loss of key Company personnel, dependence on key management information systems, changes in the regulatory framework governing the Company's business, the Company's inability to efficiently expand operations and capacity to meet growth, the Company's inability to develop, introduce and produce new product offerings within the anticipated timeframe or at all, the Company’s inability to comply with its covenants in its credit facility, significant liabilities or costs associated with litigation or other legal proceedings, general economic conditions, the possible adverse effects that decreased discretionary consumer spending may have on the Company’s business, difficulties with the successful integration and realization of the anticipated benefits and synergies from the Glacier Water acquisition, including incorporation of internal controls and critical information technology systems such as management information systems and related tools, failure to manage our expanded operations following the Glacier Water acquisition, the incurrence of costs related to the Glacier Water acquisition, changes to the Company’s board of directors and management in connection with the Glacier Water acquisition, the impact of the loss or non-retention of certain key personnel after the Glacier Water acquisition, the termination or renegotiation of agreements with customers, suppliers and other business partners in connection with the Glacier Water acquisition, the possibility that the Company’s financial results following the Glacier Water acquisition may differ materially from the unaudited pro forma financial statements that were previously made available, the restrictions imposed upon our business as a result the restrictive covenants contained in our credit agreements, the possibility that we may fail to generate sufficient cash flow to service our debt obligations, and the negative effects that global capital and credit market issues may have on our liquidity, the costs of our borrowing and our operations of our suppliers, bottlers, distributors and customers as well as other risks described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 16, 2017 and its subsequent filings under the Securities Exchange Act of 1934. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases or as otherwise required by applicable securities laws.

Use of Non-U.S. GAAP Financial Measures

To supplement our financial statements, we provide investors with information related to adjusted EBITDA and adjusted net income from continuing operations, which are not financial measures calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  Adjusted EBITDA is calculated as the income (loss) from continuing operations before depreciation and amortization; interest expense, net; provision for income taxes; non-cash change in fair value of warrant liability; non-cash stock-based compensation expense; non-recurring and acquisition-related costs; and (gain) loss on disposal and impairment of property and equipment and other.

Adjusted net income from continuing operations is defined as income (loss) from continuing operations less the provision for income taxes, change in fair value of the warrant liability, non-cash stock-based compensation expense, non-recurring and acquisition-related costs, and (gain) loss on disposal and impairment of property and equipment.

We believe these non-U.S. GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Management uses these non-U.S. GAAP financial measures to compare our performance to that of prior periods for trend analyses and planning purposes.  These non-U.S. GAAP financial measures are also presented to our board of directors and adjusted EBITDA is used in our credit agreements.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  These non-U.S. GAAP measures exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and are subject to inherent limitations.

FINANCIAL TABLES TO FOLLOW

Primo Water Corporation
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$82,207	$35,504	$217,762	$102,185
Operating costs and expenses:
Cost of sales	57,273	24,435	154,166	71,351
Selling, general and administrative expenses	7,939	4,909	26,703	14,715
Non-recurring and acquisition-related costs	158	655	7,583	1,094
Depreciation and amortization	6,358	2,397	19,571	7,225
(Gain) loss on disposal and impairment of property and equipment	(72)	158	(90)	570
Total operating costs and expenses	71,656	32,554	207,933	94,955
Income from operations	10,551	2,950	9,829	7,230
Interest expense, net	5,153	477	15,177	1,436
Change in fair value of warrant liability	–	–	3,220	–
Income (loss) from continuing operations before income taxes	5,398	2,473	(8,568)	5,794
Provision for income taxes	451	–	823	–
Income (loss) from continuing operations	4,947	2,473	(9,391)	5,794
Loss from discontinued operations	–	(17)	-	(43)
Net income (loss)	$4,947	$2,456	$(9,391)	$5,751

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.15	$0.09	$(0.28)	$0.21
Loss from discontinued operations	–	(0.01)	–	(0.01)
Net income (loss)	$0.15	$0.08	$(0.28)	$0.20

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.14	$0.08	$(0.28)	$0.19
Loss from discontinued operations	–	–	–	–
Net income (loss)	$0.14	$0.08	$(0.28)	$0.19

Weighted average shares used in computing earnings (loss) per share:
Basic	33,525	28,900	33,086	28,066
Diluted	34,653	30,210	33,086	29,843

Primo Water Corporation
Segment Information
(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Segment net sales
Refill	$51,287	$7,355	$131,814	$20,512
Exchange	20,435	18,821	55,301	52,323
Dispensers	10,485	9,328	30,647	29,350
Total net sales	$82,207	$35,504	$217,762	$102,185

Segment income (loss) from operations
Refill	15,413	3,642	35,619	9,959
Exchange	6,039	5,659	16,572	15,787
Dispensers	970	733	2,657	2,216
Corporate	(5,427)	(3,874)	(17,955)	(11,843)
Non-recurring and acquisition-related costs	(158)	(655)	(7,583)	(1,094)
Depreciation and amortization	(6,358)	(2,397)	(19,571)	(7,225)
Gain (loss) on disposal and impairment of property and equipment	72	(158)	90	(570)
	$10,551	$2,950	$9,829	$7,230

Primo Water Corporation
Condensed Consolidated Balance Sheets
(In thousands, except par value data)

	September 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,250	$15,586
Accounts receivable, net	22,300	14,121
Inventories	6,542	6,182
Prepaid expenses and other current assets	3,824	3,086
Total current assets	36,916	38,975

Bottles, net	4,380	4,152
Property and equipment, net	102,176	100,331
Intangible assets, net	145,891	149,457
Goodwill	92,999	91,709
Investment in Glacier securities ($3,838 available-for-sale, at fair value)	6,467	6,408
Other assets	542	353
Total assets	$389,371	$391,385

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,101	$13,788
Accrued expenses and other current liabilities	12,496	16,922
Current portion of long-term debt and capital leases	3,555	2,183
Total current liabilities	37,152	32,893

Long-term debt and capital leases, net of current portion and debt issuance costs	270,386	270,264
Deferred tax liability, net	11,976	13,607
Warrant liability	–	8,180
Other long-term liabilities	2,045	2,069
Total liabilities	321,559	327,013

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value - 10,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.001 par value - 70,000 shares authorized, 29,908 and 29,305 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	30	29
Additional paid-in capital	326,427	325,779
Common stock warrants	18,892	7,492
Accumulated deficit	(276,784)	(267,393)
Accumulated other comprehensive loss	(753)	(1,535)
Total stockholders’ equity	67,812	64,372
Total liabilities and stockholders’ equity	$389,371	$391,385

Primo Water Corporation
Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net (loss) income	$(9,391)	$5,751
Less: Loss from discontinued operations	–	(43)
(Loss) income from continuing operations	(9,391)	5,794
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,571	7,225
(Gain) loss on disposal and impairment of property and equipment	(90)	570
Stock-based compensation expense	4,611	1,556
Non-cash interest (income) expense	(51)	83
Change in fair value of warrant liability	3,220	–
Deferred income tax expense	823	–
Realized foreign currency exchange loss (gain) and other, net	169	(144)
Changes in operating assets and liabilities:
Accounts receivable	(8,480)	(4,680)
Inventories	(351)	(1,236)
Prepaid expenses and other assets	(956)	(268)
Accounts payable	7,611	1,693
Accrued expenses and other liabilities	(6,036)	702
Net cash provided by operating activities	10,650	11,295

Cash flows from investing activities:
Purchases of property and equipment	(13,434)	(7,397)
Purchases of bottles, net of disposals	(2,120)	(1,933)
Proceeds from the sale of property and equipment	167	32
Additions to intangible assets	(113)	(49)
Net cash used in investing activities	(15,500)	(9,347)

Cash flows from financing activities:
Borrowings under Revolving Credit Facility	2,500	–
Payments under Revolving Credit Facility	(2,500)	–
Borrowings under prior Revolving Credit Facility	–	33,500
Payments under prior Revolving Credit Facility	–	(33,500)
Term loan and capital lease payments	(3,107)	(187)
Stock option and employee stock purchase activity and other, net	(3,088)	(1,022)
Debt issuance costs and other	(261)	(256)
Net cash used in financing activities	(6,456)	(1,465)

Cash used in operating activities of discontinued operations	–	(89)

Effect of exchange rate changes on cash and cash equivalents	(30)	82
Net (decrease) increase in cash and cash equivalents	(11,336)	476
Cash and cash equivalents, beginning of year	15,586	1,826
Cash and cash equivalents, end of period	$4,250	$2,302

Primo Water Corporation
Non-GAAP EBITDA and Adjusted EBITDA Reconciliation
(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Income (loss) from continuing operations	$4,947	$2,473	$(9,391)	$5,794
Depreciation and amortization	6,358	2,397	19,571	7,225
Interest expense, net	5,153	477	15,177	1,436
Provision for income taxes	451	–	823	–
EBITDA	16,909	5,347	26,180	14,455
Change in fair value of warrant liability	–	–	3,220	–
Non-cash, stock-based compensation expense	933	510	4,611	1,556
Non-recurring and acquisition-related costs	158	655	7,583	1,094
(Gain) loss on disposal and impairment of property and equipment and other	25	198	174	688
Adjusted EBITDA	$18,025	$6,710	$41,768	$17,793

Primo Water Corporation
Adjusted Net Income From Continuing Operations Reconciliation
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Income (loss) from continuing operations	$4,947	$2,473	$(9,391)	$5,794
Provision for income taxes	451	–	823	–
Income (loss) from continuing operations before income taxes	5,398	2,473	(8,568)	5,794
Change in fair value of warrant liability	–	–	3,220	–
Non-cash, stock-based compensation expense	933	510	4,611	1,556
Non-recurring and acquisition-related costs	158	655	7,583	1,094
(Gain) loss on disposal and impairment of property and equipment	(72)	158	(90)	570
Adjusted net income from continuing operations	$6,417	$3,796	$6,756	$9,014

Adjusted earnings from continuing operations per share:
Basic	$0.19	$0.13	$0.20	$0.32
Diluted	$0.19	$0.13	$0.20	$0.30

Weighted average shares used in computing earnings per share:
Basic	33,525	28,900	33,086	28,066
Diluted	34,653	30,210	33,086	29,843